BUY OUT AGREEMENT

     THIS AGREEMENT is made and entered into effective as of March 28, 2002 by and between Emeritus Corporation ("Emeritus") and Fairfield Assisted Living, LLC ("FAL").

                                    RECITALS

     A. Emeritus is currently the sole member of Fairfield Retirement Center, LLC (the "LLC").

     B. The LLC is the owner of the assisted living facility known as NorthBay Retirement Center in Fairfield, California (the "Facility").

     C. The Company previously granted FAL a 75% interest in Emeritus' economic interest in the LLC and a 75% interest in Emeritus' economic interest in a $2,500,000 Promissory Note payable by the LLC to Emeritus (the "Note") (the "Economic Interests");

     D. Emeritus currently has the right to acquire the Economic Interests from FAL for a purchase price equal to FAL's investment (which is currently $2,100,000) plus a 9% return on that investment (the "Repurchase Price").

     E. FAL has the right to sell the Economic Interests with the consent of the Company.

     F. Emeritus has advanced $487,734 on behalf of FAL to meet the working capital needs of the LLC (the "Emeritus Working Capital Advances").

     G. The Company and FAL are interested in restructuring the LLC in order to clean up the capital structure of the LLC and thus eliminate the complexity of the foregoing economic interest arrangement.

H. Emeritus has executed a Commitment Letter, dated March 5, 2002 with Health Care REIT, Inc. ("HCR") pursuant to which Emeritus has agreed to cause the LLC to sell the Facility to HCR and HCR has agreed to lease the Facility back to Emeritus which, in turn, would sublease the Facility to the LLC (the "Sale/Leaseback Transaction").

I. Emeritus and FAL are interested in documenting their rights with respect to the terms and conditions of, and proceeds from, the Sale/Leaseback Transaction.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

1.  Authorization.  Emeritus  shall  be and hereby is authorized to proceed with
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the consummation of the Sale/Leaseback Transaction.  Provided the Sale/Leaseback
Transaction (i) results in net proceeds to FAL of Two Million Nine Hundred Fifty Thousand and no/100 Dollars ($2,950,000.00) (the "Required Net Proceeds") and
(ii) does not require the execution of any guarantees by FAL or any principal of FAL (the "Conditions"), then Emeritus shall be and hereby is authorized to consummate the Sale/Leaseback Transaction on such additional terms and conditions as it deems to be appropriate and FAL shall accept the Required Net Proceeds as payment in full for any interest which it may now have or be entitled to acquire in the LLC. In furtherance and not in limitation of the foregoing, FAL acknowledges and agrees that in the event the Conditions are met, FAL shall and does hereby waive and release any right which it may have to participate in the future ownership or operation of the Facility, including any future ownership of the LLC, and agrees that the Facility may be leased back to Emeritus and subleased by Emeritus to the LLC as part of the Sale/Leaseback Transaction. FAL agrees to execute any and all documents, which may be required to evidence its consent to, or to facilitate the consummation of, the Sale/Leaseback Transaction.

2. Rights Pending Completion of Sale Transaction.  Emeritus and FAL  acknowledge
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and agree that no interest has been accruing on the Note or on the cash invested or advanced as of January 1, 2002 by Emeritus and FAL to the Company and that no interest shall accrued pending consummation of the Sale/Leaseback Transaction or execution of the New Operating Agreement (as defined in Section 3 hereof). In addition, Emeritus has agreed and continues to agree not to seek collection of the development fees or consulting fees, which are due and owing to it as the successor in interest by assignment to BW and NorthBay and agrees that such fees shall be waived in full in the event of the closing of the Sale/Leaseback Transaction or the execution of the New Operating Agreement.

3. Rights in the Event of the Failure of the Sale Transaction.  In the event the
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Sale  Transaction  has  not  been closed by May 1, 2002, then within thirty (30)
days thereafter Emeritus and FAL shall enter into an Amended and Restated Operating Agreement with respect to the LLC which shall reflect their respective ownership interests therein, to wit, 54.7% for FAL and 45.3% for Emeritus, shall be on terms and conditions acceptable to Emeritus and FAL and shall otherwise govern the day to day management of the affairs of the LLC (the "New Operating Agreement").

      4.  Entirety.  This Agreement represents the entire and final agreement of
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the  parties hereto with respect to the subject matter hereof and supersedes all prior negotiation, discussions or writings with respect thereto. This Agreement may not be amended or modified except by written instrument signed by the parties hereto.

     5.  Counterparts.  This  Agreement may be executed in counterparts, each of
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which  shall  be deemed to be an original, but all of which taken together shall constitute  but  one  and  the  same  instrument.

     6.  Attorneys  Fees.  In  the  event  of a dispute among the parties hereto
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with  respect  to  the  interpretation  or  enforcement of the terms hereof, the prevailing party shall be entitled to collect from the other its costs and fees, including its costs and fees on appeal.

     7.  Construction.  Each  of the parties acknowledges and agrees that it has
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participated in the drafting and negotiation of this Agreement.  Accordingly, in the event of a dispute among the parties hereto with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

     8.  Governing  Law.  This  Agreement  shall be governed by and construed in
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accordance  with  the  laws  of  the  State  of  Washington.

     IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

                         EMERITUS  CORPORATION


                         By:     /s/    Raymond  R.  Brandstrom
                              Raymond  R.  Brandstrom
                         Its:     Chief  Financial  Officer__



                         FAIRFIELD  ASSISTED  LIVING,  LLC


                         By:     /s/    Daniel  R.  Baty________
                              Daniel  R.  Baty
                         Its:     General  Partner___________